The Special Committee of BARK Provides Update on Process

NEW YORK, February 13, 2026 — BARK, Inc. (NYSE: BARK) (“BARK” or the “Company”), a leading global omnichannel dog brand with a mission to make all dogs happy, today announced that the special committee (the “Special Committee”) of the Company’s Board of Directors has provided clear guidance to parties interested in acquiring BARK.

The Special Committee, consisting of independent and disinterested directors, is focused on maximizing value for all BARK stockholders, and is reviewing all proposals as well as evaluating the Company’s standalone value with the assistance of its independent financial and legal advisors. The Special Committee is committed to managing an orderly process that does not disrupt or harm the business and that protects the value of the Company’s proprietary information.

Regarding its process, the Special Committee noted:

-It is evaluating all proposals in totality, including the conditionality of any potential transaction and availability of committed debt and equity financing;
-In order to receive any non-public diligence information, any party will be required to enter into confidentiality agreements with market-standard provisions, including a customary standstill; and
-The Special Committee will take the appropriate time to properly assess all proposals and strategic alternatives and to conduct a thorough and deliberate process focused on maximizing value for all BARK stockholders.

There can be no assurance that any definitive offer will be made, that any definitive agreement will be executed relating to the proposals or that any proposed transaction or any other transaction will be approved or consummated. The Company does not undertake any obligation to provide any updates with respect to the proposals received or any other transaction or proposal, except as required under applicable law.

Preliminary, Non-Binding Proposals
As previously disclosed, on January 9, 2026, the Company received a preliminary non-binding indicative proposal from Great Dane Ventures, LLC (“Great Dane”), comprised of a group of the Company’s current stockholders, including Matt Meeker, the Company’s Chief Executive Officer and Executive Chairman of the Board, RRE Ventures, Resolute Ventures, Founders Circle Capital and Ironbound Partners Fund (collectively, the “Great Dane Group”). The Great Dane Group letter proposes that Great Dane would acquire all of the outstanding shares of the Company’s common stock not already beneficially owned by the Great Dane Group or their affiliates, in an all-cash transaction, for $0.90 per share.

On January 14, 2026, the Company received a preliminary non-binding indicative proposal letter from GNK Holdings LLC and Marcus Lemonis (collectively, the “GNK/Lemonis Group”). The GNK/Lemonis Group letter proposes that the GNK/Lemonis Group would acquire all of the outstanding shares of the Company’s common stock not already beneficially owned by the GNK/Lemonis Group, in an all-cash transaction, for $1.10 per share.

The Special Committee has requested meetings with the principals of both the Great Dane Group and GNK / Lemonis Group.

Moelis & Company LLC is acting as financial advisor and Sidley Austin LLP is serving as legal advisor to the Special Committee.

About BARK
BARK is the world’s most dog-centric company, devoted to making all dogs happy with the best products, food, services, and content. BARK’s dog-obsessed team leverages its unique, data-driven understanding of what makes each dog special to design playstyle-specific toys, wildly satisfying treats, dog-first experiences that foster the health and happiness of dogs everywhere, and more. Founded in 2011, BARK loyally serves millions of dogs nationwide with BarkBox and Super Chewer, its themed toys and treats subscriptions; custom product collections through its retail partner network, including Target, Chewy, and Amazon; BARK in the Belly, a premium dog food and consumables line that donates 100% of food profits to fight canine hunger; and BARK Air, the first air travel experience designed specifically for dogs first. At BARK, we want to make dogs as happy as they make us because dogs and humans are better together. Sniff around at bark.co for more information.

Forward-Looking Statements
This press release contains forward-looking statements that are based on the Company’s current expectations, forecasts and assumptions and involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” "anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. Actual results and outcomes could differ materially from any results or outcomes made or implied in such forward-looking statements. Important factors that could cause or contribute to such differences include, but are not limited to, risks and information included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2025, filed with the SEC on November 10, 2025, copies of which may be obtained by visiting the Company’s Investor Relations website at https://investors.bark.co/ or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the Company on the date hereof. The Company assumes no obligation to update such statements except as required by law.
Investors:
Michael Mougias
investors@barkbox.com

Media:
Garland Harwood
press@barkbox.com

Jim Golden / Ed Hammond / Quinn Conway
Collected Strategies
BARK-CS@collectedstrategies.com